Exhibit 99.1
AMERICAN GREETINGS ADDS JEFFREY D. DUNN TO BOARD OF DIRECTORS
CLEVELAND (September 6, 2007) — American Greetings Corporation (NYSE: AM) today announced that Jeffrey Dunn has joined its Board of Directors. Dunn was elected to fill a vacancy on the board for a term that expires in 2008. Dunn most recently served as both the Chief Operating Officer of the Nickelodeon Networks group and the President of Nickelodeon Film Enterprises.
“We are delighted to have Jeff join us,” said Zev Weiss, chief executive officer. “American Greetings will benefit from his business acumen and expertise, particularly with regard to digital content and licensing. We look forward to his contributions in the coming years.”
Dunn helped build Nickelodeon into one of the world’s largest digital media businesses for children and one of the largest licensing businesses in the world. Nickelodeon also became the first TV brand to build a significant off air business. Dunn graduated with honors from Harvard College and received his MBA degree from the Harvard Graduate School of Business Administration.
About American Greetings Corporation
American Greetings Corporation (NYSE: AM) is one of the world’s largest manufacturers of social expression products. Along with greeting cards, its product lines include gift wrap, party goods, stationery, calendars, ornaments and electronic greetings. Located in Cleveland, Ohio, American Greetings generates annual net sales of approximately $1.7 billion. For more information on the Company, visit http://corporate.americangreetings.com.
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CONTACT:
Gregory M. Steinberg
Treasurer and Director of Investor Relations
American Greetings Corporation
216-252-4864
investor.relations@amgreetings.com